Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Equity Incentive Plan, 2020 Employee Stock Purchase Plan and Amended and Restated 2014 Equity Incentive Plan of Clover Health Investments, Corp. of our report dated March 31, 2021, with respect to the consolidated financial statements of Clover Health Investments, Corp. and its subsidiaries included in its Current Report (Amendment No. 1 to the Form 8-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

March 31, 2021